U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: March 3, 2004
                        (Date of earliest event reported)

                           ALBANY INTERNATIONAL CORP.
             (Exact name of registrant as specified in its charter)

          Delaware                    0-16214                14-0462060
(State or other jurisdiction        (Commission             (IRS employer
     of incorporation)              file number)          identification no.)

                      1373 Broadway, Albany, New York 12204
                                 (518) 445-2200
 (Address and telephone number of the registrant's principal executive offices)

Item 10. Amendment to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics

In November, 1997, the Registrant entered into various commercial agreements with Spectra Systems Corporation ("Spectra"). At the same time, the Registrant purchased 1,777,778 shares of Series C Preferred Stock at $2.25 per share. In March, 2000, Michael C. Nahl, the Registrant's Chief Financial Officer, purchased 50,000 shares of Series D Preferred Stock, and warrants to purchase 210,000 additional shares of the Series D Preferred Stock, for an aggregate purchase price of $250,000. Mr. Nahl's purchase was made with the knowledge and consent of the Registrant's Chief Executive Officer and on the condition that, subsequent to the purchase, he would not represent the Registrant in any dealings with Spectra. In May, 2000, the Registrant amended its Business Ethics Policy to provide that employees should not, thereafter, acquire an interest in any entity with which the Registrant has a substantial business relationship and should notify the Company of any such existing investment. Mr. Nahl gave notice of his existing investment in the Spectra shares and warrants. In March, 2003, Mr. Nahl signed the Registrant's Code of Ethics, which had recently been adopted by the Audit Committee and which includes a provision obligating him to avoid "conflicts of interest".

Spectra has offered to all holders of its warrants the right to exercise the warrants at prices substantially below the exercise price provided for in the warrants. Mr. Nahl has notified the Audit Committee of his present intention to exercise his warrants. Since the Spectra shares and warrants were purchased by Mr. Nahl at a time when the acquisition was not prohibited by the Registrant's Business Ethics Policy, and prior to the adoption of the Registrant's Code of Ethics, and since the purchase price paid included the value of the warrants, the Audit Committee has determined that it would be unfair to interpret the Registrant's Business Ethics Policy or Code of Ethics in such manner as to prohibit the exercise of the Spectra warrants. The Audit Committee does not consider this determination to constitute a waiver or amendment of the provisions of the Registrant's Business Ethics Policy or Code of Ethics.

                                    Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     ALBANY INTERNATIONAL CORP.

                                     By: /s/ Frank R. Schmeler
                                         -------------------------------
                                     Name: Frank R. Schmeler
                                     Title: Chairman and Chief Executive Officer

Date: March 9, 2004